Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8111

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. ELECTS

SHARILYN GASAWAY TO ITS BOARD OF DIRECTORS

LOWELL, ARKANSAS, February 6, 2009 – J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced today that its Board of Directors met on Thursday, February 5, 2009, and elected Sharilyn Gasaway to the Company’s Board.

Mrs. Gasaway, age 40, was most recently Executive Vice President – Chief Financial Officer of Alltel Corp, the Little Rock, Arkansas based Fortune 500 wireless carrier recently acquired by Verizon Communications, Inc.

Gasaway was named Alltel’s CFO in January 2006 during a critical period in Alltel’s history.  Shortly after she took on that role, Alltel spun off its wireline business into a separate publicly traded company, leaving Alltel as a pure play wireless company, the 5th largest wireless carrier with over 13 million customers and over $8 billion in annual revenue.

Subsequently, Gasaway was part of the executive team that spearheaded publicly traded Alltel’s transition through the largest private equity buyout in the telecom sector.  Most recently, Gasaway was an integral part of the successful combination of Alltel with Verizon.

Gasaway joined Alltel in 1999 as director of general accounting and has served in various roles, including controller and vice president of accounting and finance.  She worked eight years with accounting firm Arthur Andersen LLC before joining Alltel.  She has a Bachelor of Science degree in Accounting from Louisiana Tech University and is a Certified Public Accountant.  Sharilyn is a Board member of the American Red Cross of Greater Arkansas and serves on its audit committee.  She is also on the Louisiana Tech University College of Business Advisory Board.

About J.B. Hunt

J.B. Hunt Transport Services, Inc. focuses on providing safe and reliable transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico. Utilizing an integrated, multimodal approach, we provide capacity-oriented solutions centered on delivering customer value and industry-leading service.

Our stock is traded on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average and the NASDAQ-100 Index. For more information about our Company, visit www.jbhunt.com.